NEWS RELEASE

FOR IMMEDIATE RELEASE

August 11, 2003

CAPITOL FEDERAL FINANCIAL
REPORTS THIRD QUARTER 2003 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announces results for the June 30, 2003 quarter. Detailed results of the quarter will be available on Form 10-Q which will be filed today and available on our web-site, www.capfed.com/html/relations.html, within 24 hours of this release. Highlights for the quarter include:

  net income of $7.5 million,
  basic and diluted earnings per share of $0.11 each,
  efficiency ratio of 59.65%,
  declared dividends per share of $0.24,
  The Board reconfirms its commitment to paying a year end dividend, which it began in December 2002.

Results for the Quarter ended June 30, 2003

Net income for the quarter was $7.5 million compared to $21.1 million for the same period one year ago. Diluted earnings per share were $0.11 compared to $0.29 per share one year ago. The efficiency ratio for the current quarter was 59.65% compared to 33.83% one year ago.

Net interest and dividend income was $24.2 million compared to $47.8 million one year ago. The net interest margin decreased to 1.13% from 2.20% one year ago.

The decrease in earnings was primarily due to a decrease in total interest and dividend income. The amount of total interest and dividend income recorded for the quarter was $103.8 million, or 25.3% less than the $138.9 million one year ago. The primary reason for the change was a decrease in interest on loans receivable of $23.3 million from the same period one year ago. The average yield on earning assets was 4.87%, down 154 basis points from one year ago.

The decrease in interest and dividend income was partially offset by the decrease in total interest expense of $11.5 million, or 12.7%, from one year ago. The decrease in interest expense was primarily due to a decrease in the expense on deposits of $11.2 million while the average balance of interest-bearing liabilities was down $121.3 million. The average cost of interest bearing liabilities was 4.18%, down 53 basis points from one year ago.

During the quarter, other income was $6.4 million, up $1.6 million, over the same period one year ago. Total other expense increased $472 thousand to $18.3 million for the quarter ended June 30, 2003 compared to $17.8 million for the same period in 2002. Deposit and loan transaction fees increased primarily due to the amortization and an impairment charge on MSR. The Bank recorded an impairment charge on MSR of $838 thousand due to the high level of repayments on sold loans.

Results for the Nine Months ended June 30, 2003

Net income for the nine months ended June 30, 2003 was $49.1 million compared to net income of $63.5 million for the nine months ended June 30, 2002. Diluted earnings per share were $0.68 per share for the nine months ended June 30, 2003. The efficiency ratio for the current nine months was 40.15% compared to 32.52% for the nine months ended June 30, 2002.

Net interest and dividend income for the nine months ended June 30, 2003 was $98.2 million compared to $141.2 million for the nine months ended June 30, 2002, a decrease of $43.0 million, or 30.5%. The net interest margin decreased 66 basis points from 2.19% for the nine months ended June 30, 2002 to 1.53% for the nine months ended June 30, 2003.

The decrease in earnings was primarily due to a decrease in total interest and dividend income. The amount of total interest and dividend income recorded for the nine months ended June 30, 2003 was $347.3 million down from, or 17.7%, less than the $422.1 million one year ago. The primary reason for the change was a decrease in interest on loans receivable of $59.4 million from the same period one year ago. The average yield on earning assets was 5.40%, down 113 basis points from one year ago.

The decrease in interest and dividend income was partially offset by the decrease in total interest expense of $31.8 million, or 11.3%, from one year ago. The decrease in interest expense was primarily due to a decrease in the expense on deposits of $31.0 million. The average cost of interest bearing liabilities was 4.34%, down 53 basis points from one year ago.

Total other income was $36.3 million, up $22.8 million, over the same period one year ago. The increase was primarily the result of the Bank selling most of its conforming new originations and modifications of single-family fixed rate mortgage loans during the first quarter of the fiscal year into the secondary market. Total other expense increased $3.5 million to $53.9 million for the nine months ended June 30, 2003, up from one year agofrom $50.4 million for the nine months ended June 30, 2002. The increase was primarily due to increases of $1.8 million in deposit and loan transaction fees largely due to MSR charges and $898 thousand in compensation expense primarily a result of the increase in the market value of our stock. The change in deposit and loan transaction fees is largely due to MSR charges. The increase in compensation expense was primarily a result of the increase in the market value of our stock.

Financial Condition at June 30, 2003

Total assets at June 30, 2003 were $8.63 billion, a decrease of $152.0 million from $8.78 billion at September 30, 2002. The decrease was primarily due to a decrease in loans receivable and loans available for sale of $705.4 million and a decrease in cash and cash equivalents of $351.7 million. These were partially offset by a net increase in mortgage-related securities of $415.1 million and investment securities of $474.2 million. Total loan volume, including modifications, for the nine-month period was $2.88 billion.

Total liabilities at June 30, 2003 were $7.64 billion, which was $154.7 million less than at September 30, 2002. The decrease in liabilities was primarily the result of a decrease in the deposit portfolio of $113.6 million.

Total non-performing assets were $13.4 million at June 30, 2003 compared to $10.9 million at September 30, 2002. No provision for loan losses was recorded during the current quarter. The percentage of non-performing assets to total assets was 0.15%. The allowance for loan losses as a percentage of non-performing loans was 48.31% at June 30, 2003.

Stockholders' equity totaled $990.1 million at June 30, 2003 compared to $987.4 million at September 30, 2002. The indecrease was due primarily to net income for the nine month period of $49.1 million which was partially offset by dividends paid and the repurchase of shares during the period. to the year-end dividend paid in December 2002 and the repurchase of shares during the period, which were partially offset by net income for the nine month period of $49.1 million.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 35 branch locations in Kansas, 7 of which are in-store branches. Capitol Federal Savings Bank employs 715 full time equivalents in the operation of its business and is the leading residential lender in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com